Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

IMPCO Technologies, Inc.

3030 South Susan Street

Santa Ana, CA 92704

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4 of our reports dated March 28, 2006, relating to the consolidated financial statements and schedule and the effectiveness of internal control over financial reporting of IMPCO Technologies, Inc., (“Company”) which are contained in that Prospectus. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Los Angeles, California

July 3, 2006